Exhibit 99.2

Netfin Acquisition Corp. Closes $253 Million Initial Public Offering

NEW YORK, Aug. 02, 2019 (GLOBE NEWSWIRE) -- Netfin Acquisition Corp. (Nasdaq: NFINU) (the “Company”) announced today it closed its initial public offering of 25,300,000 units, including 3,300,000 units issued pursuant to the underwriter’s exercise of its over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $253 million.

Netfin Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, the Company intends to focus its search for targets in the financial technology, technology and financial services industries, including those engaged in commercial, online and mobile banking and payments, trade finance and telecommunications, that offer a differentiated technology platform and product suite for interfacing with the financial services sector.

B. Riley FBR, Inc. acted as representative of the underwriters.

The Company’s units began trading on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “NFINU” on July 31, 2019. Each unit consists of one Class A ordinary share and one redeemable warrant, with each warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be listed on Nasdaq under the symbols “NFIN” and "NFINW,” respectively.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 30, 2019.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from B. Riley FBR, Inc. at 1300 17thStreet N., Suite 1400, Attn: Syndicate Prospectus Department, Arlington, Virginia 22209, by telephone at (800) 846-5050 or by email at prospectuses@brileyfbr.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Marat Rosenberg, President
(972) 979-5995
marat.rosenberg@netfinspac.com